Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

James River Coal Company

Elizabeth M. Cook

Director of Investor Relations

(804) 780-3000

JAMES RIVER COAL COMPANY CLOSES ACQUISITION OF

INTERNATIONAL RESOURCE PARTNERS LP

RICHMOND, VA., April 18, 2011 – James River Coal Company (NASDAQ: JRCC) today announced that it closed the previously announced acquisition of International Resource Partners LP (IRP) and its affiliated companies for $475 million in an all-cash transaction.

The acquisition was financed using a portion of the proceeds from James River Coal’s recent sales of 7,647,500 shares of its common stock, $230 million aggregate principal amount of its 3.125% convertible senior notes due 2018 and $275 million aggregate principal amount of its 7.875% senior notes due 2019.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the risk that the business of IRP will not be integrated successfully with our businesses or such integration may be more difficult, time-consuming or costly than expected; uncertainty of our expected financial performance following completion of the proposed transaction; our ability to achieve the cost savings and synergies contemplated by the proposed transaction within the expected time frame; disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including reserves contiguous to those currently held by our Midwest operations; increased capital expenditures; encountering difficult mining conditions; increased compliance costs; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.